Exhibit 10.2

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

JOINT VENTURE AGREEMENT

THIS AGREEMENT is made effective as of the 7th day of October, 2004,

BETWEEN:

YINKA FOLAWIYO PETROLEUM CO. LTD., a company incorporated and existing under the laws of the Federal Republic of Nigeria, with offices at Yinka Folawiyo Plaza, 38, Warehouse Road, Apapa, Lagos, Nigeria (hereinafter referred to as “YFP”); and

SYNTROLEUM INTERNATIONAL HOLDINGS COMPANY, an exempted company with limited liability organized under the laws of the Cayman Islands with offices at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107 and Syntroleum Nigeria Limited., a company incorporated and existing under the laws of the Federal Republic of Nigeria with its registered address at St. Nicholas House, 9th Floor, Catholic Mission Street, Lagos, Nigeria, (hereinafter collectively referred to as “Syntroleum”);

herein collectively referred to as the “Parties and individually as a “Party” and

For Purposes of Section 9 of this Agreement only, Syntroleum International Corporation, a corporation organized under the laws of the State of Delaware, United States of America with offices at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107

WHEREAS, YFP is the sole holder of Oil Mining Lease 113 (the area of which was formerly comprised in Oil Prospecting License 309) offshore the Federal Republic of Nigeria (“OML 113 Lease”);

WHEREAS, Syntroleum and its parent companies owns the Syntroleum GTL Process which it expects will be applicable to the development of the OML 113 Lease and has relationships in the international oil and gas industry necessary to attract a proficient and reputable international operator of offshore projects; and

WHEREAS, YFP and Syntroleum have entered into that certain Heads of Agreement dated August 27, 2004 (“Heads of Agreement”), pursuant to and subject to the terms of which Syntroleum desires to acquire, and YFP desires to transfer to Syntroleum Nigeria, Ltd., an undivided forty percent (40%) Participating Interest in and to the OML 113 Lease;

Now therefore the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including its recitals, the following expressions shall have the following respective meanings:

1.1.1	“Accounting Procedure” means the accounting procedure attached as Exhibit A to the Joint Operating Agreement.

1.1.2	“Additional Wells” means up to three additional wells which may be drilled by Syntroleum on the OML 113 Lease after the plugging and abandonment or temporary abandonment of the Second Well.

1.1.3	“Affiliate” means in relation to any Party, any company, partnership or other entity that controls or is controlled by that Party or is controlled by a company, partnership or other entity which controls that Party. “Control” means the right to exercise, directly or indirectly, more than 50% of the voting rights of a company or other entity.

1.1.4	“Agreements” means this Agreement, the Deed of Assignment, the Technical Assistance Agreement and the Joint Operating Agreement.

1.1.5	“Aje Commercial Bonus” means the amount of *** United States dollars *** payable by Syntroleum to YFP in accordance with the provisions of Section 4.2 of this Agreement.

1.1.6	“Aje Field” means the Hydrocarbon accumulation located within the boundaries of the OML 113 Lease as more particularly described on the map attached hereto as Exhibit A.

1.1.7	“Approval Authorities” means the Ministry of Petroleum Resources of the Federal Republic of Nigeria and such other governmental authorities whose consent is required for the approval of the Deed of Assignment or any other Government agency the approval of which is required to fulfil any obligations of the Parties pursuant to this Agreement.

1.1.8	“Approval Date” means the date upon which the Approval Authorities grant approval of the Deed of Assignment affecting the transfer and assignment of the Assigned Interests from YFP to Syntroleum and any assignees of Syntroleum, including the International Operator.

1.1.9	“Assigned Interests” means the interests in the OML 113 Lease assigned to Syntroleum by YFP pursuant to Section 2.1 below.

1.1.10	“Business Day” means any day other than (a) Saturday or Sunday or (b) any day on which banks in Lagos, Nigeria or New York, New York, United States are permitted or required to be closed.

1.1.11	“Capital Costs” means all costs and expenditures incurred pursuant to the Agreements and which qualify to be treated as qualifying capital expenditures under the provisions of the PPTA or CITA. Notwithstanding the foregoing, for the purpose of calculating YFP’s share of Operating Costs after Project Payout all drilling costs shall be treated as Capital Costs ***.

1.1.12	“Capital Paying Interest” means the respective obligations of the Parties to be liable for and to pay all costs and expenses that are Capital Costs associated with any and all operations conducted upon the OML 113 Lease or in relation to the OML 113 Lease pursuant to the Joint Operating Agreement and expressed as a percentage of such costs and expenses and determined in accordance with the provisions of Article 2 of this Agreement.

1.1.13	“CITA” means the Companies Income Tax Act, CAP.60 Laws of the Federal Republic of Nigeria, as amended from time to time.

1.1.14	“Commercial Discovery” means any accumulation of Hydrocarbons located on the OML 113 Lease that Syntroleum, in its sole discretion, based on Syntroleum’s drilling operations on OML 113, deems to have sufficient commercial worth to Syntroleum to warrant the preparation and submission of a plan of development in respect of such Hydrocarbon accumulation to the Approval Authorities for their approval.

1.1.15	“Commercial Production” means the production of Hydrocarbons from a Commercial Discovery.

1.1.16	“Concession” means OML 113, and any and all extensions, renewals or amendments of OML 113 agreed to in writing by the Parties and the Government.

1.1.17	“Cost Recovery Account” means an account established by Syntroleum and YFP in accordance with the provisions of this Agreement and the Accounting Procedure that will receive *** percent *** of the net proceeds from the sale of Hydrocarbon production and associated Hydrocarbon products after deduction of the Royalty.

1.1.18	“Crude Oil” means hydrocarbons which are produced at the wellhead in liquid state at atmospheric pressure, including crude mineral oil, asphalt, and ozokerites and the liquid hydrocarbons known as condensate and Natural Gas liquids obtained from Natural Gas by condensation, cryogenic process or extraction through separation units.

1.1.19	“Declaration of Commerciality” means the written declaration to YFP made in the sole discretion of Syntroleum after the completion of the drilling of either the Initial Well, the Second Well, or any of the Additional Wells that the Aje Field is a commercial field and warrants the preparation and submission of a plan of development to the Approval Authorities for their approval.

1.1.20	“Deed of Assignment” means the deed of assignment attached hereto as Exhibit “B”.

1.1.21	“Effective Date” means October 7, 2004.

1.1.22	“Excess Signature Bonus” means that cash amount, if any, in excess of *** dollars *** received by Syntroleum as a Signature Bonus.

1.1.23	“Exploration Well” means any well whose purpose at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons whose existence was at that time as yet unproven by drilling.

1.1.24	“Government” means the government of the Federal Republic of Nigeria and any political subdivision, agency, instrumentality, ministry, state owned or operated oil company, agency, or organization, department, office or bureau of such government, including without limitation, the Nigerian National Petroleum Corporation and its Affiliates.

1.1.25	“Governmental Delay” means any delay suffered by Syntroleum in the performance of its obligations under this Agreement caused by the relevant agencies of the Government failing to grant timely approval of the environmental impact assessment or any permits required in order for Syntroleum to perform its obligations under this Agreement.

1.1.26	“Hydrocarbons” means Crude Oil, Natural Gas and the products resulting from the processing of Natural Gas using the Syntroleum GTL Process

1.1.27	“Initial Well” means a well within the Aje Field, the drilling of which is commenced in accordance with and subject to the provisions of Section 3.1.

1.1.28	“International Operator” means a recognized international oil and gas company with a demonstrated proficiency and reputation for conducting international offshore oil and gas projects, including its affiliate existing under the laws of the Federal Republic of Nigeria, that has been approved by each of YFP and Syntroleum, their approval of which is not to be unreasonably withheld or delayed.

1.1.29	“Joint Operating Agreement” means the agreement between YFP, Syntroleum and the International Operator governing operations in the OML 113 Lease, such agreement to be negotiated by the parties, as such agreement may be amended from time to time hereafter. The basis for such agreement shall be the 1995 Model Form International Operating Agreement of the Association of International Petroleum Negotiators.

1.1.30	“Joint Operations” means Joint Operations, as defined in the Joint Operating Agreement.

1.1.31	“Letter of Credit” means a letter of credit in a form and from a bank acceptable to the Parties in the amount of ten million dollars (US$10,000,000) including the terms and conditions as set forth in Section 4.1.

1.1.32	“Natural Gas” means those hydrocarbons that at atmospheric conditions of temperature and pressure are in a gaseous phase, including wet mineral gas, and dry mineral gas, wet gas and residual gas remaining after the extraction or separation of liquid Hydrocarbons from wet gas, as well as non-hydrocarbon gas or gases produced in association with liquid or gaseous Hydrocarbons.

1.1.33	“Notice” means a notice in writing delivered in accordance with the provisions of Article 16.

1.1.34	“OML” means an Oil Mining Lease issued by the Government.

1.1.35	“OML 113 Lease” means Oil Mining Lease No. 113 issued by the Government to YFP, and all amendments, renewals and extensions thereto and includes the area currently comprised in OML 113.

1.1.36	“Operating Costs” means all costs and expenditures other than those treated as qualifying capital expenditures under the PPTA or CITA and are incurred pursuant to the terms of the Agreements for the purpose of carrying out Joint Operations

1.1.37	“Operating Paying Interest” means the respective obligations of the Parties to be liable for and to pay all of the costs and expenses that are Operating Costs associated with any and all operations conducted upon the OML 113 Lease or in relation to the OML 113 Lease pursuant to the Joint Operating Agreement and expressed as a percentage of such costs and expenses to be determined in accordance with the provisions of Article 2 of this Agreement.

1.1.38	“Operator” means the company or other entity designated to conduct operations on the OML 113 Lease from time to time pursuant to the Joint Operating Agreement.

1.1.39	“Participating Interest” means the percentage share of a Party in the undivided ownership, rights, benefits, duties, obligations and liabilities granted by the Government in the title to the OML 113 Lease, and a corresponding interest in the Joint Operating Agreement.

1.1.40	“Parties” means the parties to this Agreement and “Party” means any one of them.

1.1.41	“Paying Interest” means the respective obligations of the Parties to be liable for and to pay the costs and expenses associated with any and all operations conducted upon the OML 113 Lease or in relation to the OML 113 Lease pursuant to the Joint Operating Agreement and expressed as a percentage of such costs and expenses and determined in accordance with the provisions of Article 2 of this Agreement and includes a Party’s Capital Paying Interest and Operating Paying Interest.

1.1.42	“PPTA” means the Petroleum Profits Tax Act Cap. 354 of the laws of the Federal Republic of Nigeria (LFN) 1990 as amended from time to time.

1.1.43	“Profit Account” means an account established by Syntroleum and YFP in accordance with the provisions of this Agreement and the Accounting Procedure that will receive *** percent *** of the net proceeds from the sale of Hydrocarbon production and associated Hydrocarbon products after deduction of the Royalty.

1.1.44	“Project Payout” means the date or dates upon which Syntroleum’s cumulative net cash flow for the OML 113 Lease, equals (i) the cumulative total of costs incurred by Syntroleum for the delineation, drilling, producing, operating, processing (including but not limited to, costs involved in the processing of the produced natural gas using the Syntroleum GTL Process), (ii) all Capital Costs, and Operating Costs, incurred by Syntroleum with respect to the OML 113 Lease prior to any such date, and (iii) Syntroleum’s share of the Prior Costs, but (iv) excluding any Signature Bonus and any Aje Commercial Bonus.

1.1.45	“Prior Costs” means those cost incurred prior to the Effective Date by YFP or its assignees in exploring and operating the OML 113 Lease including but not limited to, the costs incurred in drilling the wells identified as the Aje #1 and Aje #2 wells on the OML 113 Lease and all 2-D and 3-D seismic acquired with respect to the OML 113 Lease, but excluding any Signature Bonus which at the date of this agreement are agreed to be US$***, and subject to the Prior Costs Adjustment, shall be allocated in an amount equal to *** percent *** of the total of such costs to Syntroleum and in an amount equal to *** percent *** of the total of such costs to YFP. Syntroleum shall have the right to audit the books of YFP to verify the amount of the Prior Costs. The Parties agree that, for the calculation of taxes under the PPTA, the Prior Costs shall be applied to production of Hydrocarbons from the OML 113 Lease exclusively.

1.1.46	“Prior Costs Adjustment” means a reduction of the Prior Costs recoverable by Syntroleum and an increase in the Prior Costs recoverable by YFP by the Prior Costs Adjustment Amount.

1.1.47	“Prior Costs Adjustment Amount” means an amount determined by multiplying by *** the amount, if any, by which the cumulative total of the Excess Signature Bonuses paid by Syntroleum to YFP in accordance with Section 4.5 is less than *** dollars (US$ ***).

1.1.48	“Revenue Interest” means at any point in time the percentage of the total of all Hydrocarbons produced and saved from the OML 113 Lease (after the deduction therefrom of any and all Royalties and other amounts assessed against such production and payable to the Government) which a Party is entitled to receive pursuant to the provisions of the Joint Operating Agreement and Article 2 of this Agreement, being the sum of such Party’s share of the Cost Recovery Account and the Profit Account.

1.1.49	“Rig Unavailability” means that Syntroleum has made a reasonable commercial effort but has been unable to enter into a contract for a suitable drilling rig by the date that is one hundred and twenty (120) days before the one year anniversary date of the Approval Date that, in accordance with good international petroleum industry practices and standards, meets all of the following conditions: (a) designed, equipped, and staffed to operate in the environment in which it will be operating; (b) designed to safely, effectively and efficiently drill to the minimum agreed depth of the Initial Well, Second Well or Additional Wells, as the case may be; (c) capable of performing such functions and other activities as may be reasonably necessary or desirable in connection with the drilling, logging and testing of the wells; (d) available to be on the well location within the OML 113 Lease to commence drilling operations within thirty (30) days of the date specified for the commencement of such drilling operations in the work program and budget approved in accordance with provisions of the JOA; and (e) may be leased under the generally accepted terms and conditions of an international drilling rig contract and providing for a contract lease rate which is not in excess of the prevailing rate for such rigs, including charges for mobilization and demobilization.

1.1.50	“Royalty” means the amount of royalty payable to the Government pursuant to the applicable laws and regulations of the Federal Republic of Nigeria, as amended from time to time on production of Hydrocarbons from the OML 113 Lease.

1.1.51	“Second Well” means the second well that may be drilled by Syntroleum in accordance with and subject to the provisions of Section 3.2.

1.1.52	“Signature Bonus” means the cash consideration paid to Syntroleum at closing, by the International Operator or other third party included in the initial Deed of Assignment submitted to the Approval Authorities prior to the Approval Date, for the transfer and assignment by Syntroleum to the International Operator or such other third party of a portion of the Assigned Interests.

1.1.53	“Shallow Water Option” means the right of YFP to make a one-time election to increase its Revenue Interest in the Shallow Water Option Area pursuant to the provisions of Section 2.3.

1.1.54	“Shallow Water Option Area” means that portion of the OML 113 Lease Area that is both (i) outside of the boundaries of the Aje Field, and (ii) at a water depth of less than 100 meters.

1.1.55	“Syntroleum Cost Sharing Interest” means Syntroleum’s share of both Capital Costs and Operating Costs as defined in Article 2 of this Agreement.

1.1.56	“Syntroleum GTL Process” means the proprietary natural gas to liquids conversion process that is owned by Syntroleum and its parent companies.

1.1.57	“Syntroleum Revenue Interest” means Syntroleum’s share of both the Cost Recovery Account and the Profit Account as defined in Article 2 of this Agreement.

1.1.58	“Technical Advisor” means the Party designated in the Technical Services Agreement to act as Technical Advisor in accordance with the provisions of that agreement and to provide assistance to YFP in the conduct of petroleum operations associated with the OML 113 Lease pursuant to the terms of the Joint Operating Agreement.

1.1.59	“Technical Services Agreement” means the agreement between YFP and the Technical Advisor as contemplated by Section 3.1.

1.1.60	“YFP Cost Recovery Payout” means the date or dates upon which YFP’s cumulative net cash flow allocated to YFP from the Cost Recovery Account attributable to the YFP Cost Recovery Percentage equals YFP’s final share of the Prior Costs.

1.1.61	“YFP Cost Recovery Percentage” means *** percent (***) of the Cost Recovery Account in accordance with Section 2.1.

1.1.62	“YFP Cost Sharing Interest” means YFP’s share of both Capital Costs and Operating Costs as defined in Article 2 of this Agreement.

1.1.63	“YFP Revenue Interest” means YFP’s share of both the Cost Recovery Account and the Profit Account as defined in Article 2 of this Agreement.

1.2	All references to articles, sections, recitals and schedules are, unless otherwise expressly stated, references to clauses of, and recitals and schedules to, this Agreement.

1.3	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4	Any reference to laws or regulations shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5	Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to both genders.

1.6	Where a word or phrase is defined, its other grammatical forms shall have a corresponding meaning.

1.7	Unless otherwise expressly stated, references to currency shall mean currency of the United States of America.

1.8	In the event of any conflict between the provisions of this Agreement and the provisions of the Joint Operating Agreement or the Technical Services Agreement, the provisions of this Agreement shall prevail.

ARTICLE 2 – ASSIGNMENT AND CONVEYANCE OF ASSIGNED INTERESTS

2.1	YFP hereby obligates itself to assign and convey to Syntroleum subject to the provisions of Section 2.2 and 2.3 below an undivided forty percent (40%) Participating Interest in the OML 113 Lease pursuant to the Deed of Assignment, and hereby assigns and conveys the Syntroleum Revenue Interest and the Syntroleum Cost Sharing Interest in the OML 113 Lease. The Syntroleum Participating Interest, Syntroleum Revenue Interest, Syntroleum Cost Sharing Interest, YFP Participating Interest, the YFP Revenue Interest and the YFP Cost Sharing Interest are shown in the following tables and expressed as a percent of one hundred percent:

Before YFP Cost Recovery Payout and before Project Payout

***

After YFP Cost Recovery Payout but before Project Payout

***

After Project Payout

***

*	If YFP has unrecovered Operating Costs after Project Payout then YFP shall be entitled to receive its *** percent (***) interest share of revenues in the Cost Recovery Account until such time as it recovers its share of Operating Costs. In the event that YFP has recovered its Operating Costs and there remains excess cost recovery amounts otherwise allocable to YFP they shall be allocated to Syntroleum until such time as Syntroleum has recovered all of its share of Capital Costs and Operating Costs. In the event that YFP and Syntroleum have recovered their respective shares of Capital Costs and Operating Costs then any excess amounts remaining in the Cost Recovery Account shall be transferred to the Profit Account and distributed to YFP and Syntroleum as provided above.

**	In the event that at any time after the initial Project Payout has been achieved Syntroleum’s cumulative net cash flow for the OML 113 Lease becomes negative then the Revenue and Cost Sharing Interests of the Parties shall revert to those set forth under the table labelled “After YFP Cost Recovery Payout but Before Project Payout” until such time as Project Payout is again achieved.

2.2	The obligation of YFP under section 2.1 to transfer and assign to Syntroleum the Participating Interest, the Syntroleum Revenue Interest and the Syntroleum Cost Sharing Interest shall be irrevocable by YFP, provided, however, that YFP shall not be obligated to deliver to the Approval Authorities for their approval the Deed of Assignment evidencing the transfer and assignment of the Participating Interest in the OML 113 Lease to Syntroleum until the first to occur of (i) an International Operator has become a party to the Agreements, or (ii) Syntroleum has drilled the Initial Well in accordance with and subject to the provisions of Section 3.1. It is the intention of the Parties that the International Operator upon its selection will ratify and become a party to this Agreement, or the Parties and the International Operator may enter into a mutually acceptable agreement that supersedes and replaces this Agreement. Syntroleum shall identify and propose the International Operator, and the Parties shall meet together from time to time to review and evaluate proposals from candidates for International Operator and shall mutually agree and approve the selection of such International Operator, said approval not to be unreasonably withheld or delayed by either Party.

2.3	YFP shall, with respect only to the first Exploration Well drilled within the Shallow Water Option Area, have the one time right, prior to the setting of the casing on that first Exploration Well, to elect to convert its Paying Interest with respect to the Shallow Water Option Area to a *** percent Paying Interest in respect of all operations therein and a *** percent (***) Revenue Interest in respect of all net proceeds from the sale of Hydrocarbons therefrom. In the event that YFP elects to exercise its right granted under this Section 2.3, the Paying Interest of YFP for the Shallow Water Option Area shall be *** percent (***) thereafter and the Paying Interest of Syntroleum shall be *** percent (***) thereafter. Syntroleum shall give Notice to YFP that it has reached the casing point and YFP must make its written election to Syntroleum to exercise the Shallow Water Option within twenty-four hours thereafter. In the event that YFP fails to exercise its Shallow Water Option as provided within this Section 2.3, the Shallow Water Option shall expire and YFP shall have no further rights to modify its Paying Interest and Revenue Interest in OML 113. If YFP exercises the Shallow Water Option, the provisions of the Joint Operating Agreement shall apply mutatis mutandis to the Shallow Water Option Area except that the interests of the Parties in that Shallow Water Option Area shall be as follows:

Shallow Water Option Area

***

2.4	In addition to the transfer and assignment to Syntroleum of the Assigned Interests YFP shall also allocate to Syntroleum to the extent permitted by Nigerian law the Syntroleum share of the Prior Costs as determined pursuant to this Agreement.

2.5	Subject to the provisions of Section 2.2, the Assigned Interests shall be assigned and conveyed as follows:

2.5.1	YFP and Syntroleum shall execute all such deeds, assignments, instruments, assurances, consents and other documents and do all such other things as are necessary or, in Syntroleum’s opinion, desirable in order to obtain all necessary Government approvals to the assignment and conveyance to Syntroleum of the Assigned Interests on the terms contemplated by this Agreement, the Joint Operating Agreement and the Technical Services Agreement.

2.5.2	YFP shall, within five Business Days of the execution of the Agreements by the Parties and by the International Operator, submit the Deed of Assignment and any of the other Agreements as may be required and all other necessary documentation to the Approval Authorities as may be required for approval of the Deed of Assignment. If Syntroleum drills the Initial Well without having an International Operator having been selected by YFP and Syntroleum as contemplated by Section 3.1, then YFP shall, within five Business Days of the written request of Syntroleum, submit the Deed of Assignment and any other of the Agreements as may be required to the Approval Authorities. YFP will immediately notify Syntroleum if the Approval Authorities require any additional documentation or information in connection the granting or withholding of such approval and Syntroleum will provide such additional documentation or information as may be reasonably requested.

2.5.3	Syntroleum shall bear and pay for its own account any fees or charges assessed by the Government in accordance with applicable laws or regulations in connection with the approvals and registrations of the documentation referred to in Subsection 2.5.2.

2.5.4	YFP shall use its reasonable commercial efforts to obtain any and all required approvals from the Approval Authorities for the Assigned Interests.

2.5.5	Until any required approvals from the Approval Authorities for any of the Assigned Interests have been obtained, YFP shall hold such Assigned Interests in trust for Syntroleum. During any time during which such Assigned Interests are held in trust pursuant to this Section, YFP shall in good faith perform all acts and things required to be done under the Concession to maintain it in good standing and shall promptly advise Syntroleum of any notice which it receives requiring that some act or thing be done which affects, or may affect, or is in relation to the OML 113 Lease.

2.6	The respective interests of the Parties in each item of Joint Property, as defined in the Joint Operating Agreement, shall be as provided in the Joint Operating Agreement. YFP shall have the right to use any geologic, geophysical or engineering data as provided in the Joint Operating Agreement. Syntroleum shall provide YFP a copy of the 3-D pre-stack depth migrated geophysical data set within a reasonable time period after execution of this Agreement.

ARTICLE 3 – WORK OBLIGATIONS

3.1	No later than January 15, 2005 Syntroleum and YFP shall agree upon the selection of the International Operator, or Syntroleum shall commit to drill the Initial Well without the presence of the International Operator. By February 15, 2005 YFP, Syntroleum and the International Operator, if any, shall agree and execute the Agreements not previously executed and YFP shall file the Deed of Assignment as provided in Section 2.5.2. The Technical Services Agreement shall provide that the Technical Advisor shall render assistance to YFP in the conduct of petroleum operations associated with the OML 113 Lease in accordance with the Joint Operating Agreement. Subject to the provisions below Syntroleum will commence or cause to be commenced the drilling of the Initial Well by February 15, 2006. If the Approval Date is a date in excess of ninety (90) days from the date that YFP files the Deed of Assignment, the February 15, 2006 date to commence the drilling of the Initial Well shall be extended by a period of time equal to the number of days in excess of ninety (90) days between the filing of the Deed of Assignment by YFP and the Approval Date. In addition, the obligation of Syntroleum to commence or cause to be commenced the drilling of the Initial Well may be extended by reasons of Force Majeure, Rig Unavailability or Governmental Delay. Syntroleum may at any time after the completion of the drilling of the Initial Well determine to terminate its participation in the OML 113 Lease and in the event it so elects, shall reassign and re-convey the Assigned Interests to YFP at no cost to YFP.

3.2	Subject to the provisions of Section 3.1 above, within twelve months of the plugging and abandonment or temporary abandonment of the Initial Well, Syntroleum will commence or cause to be commenced the drilling of the Second Well. The obligation of Syntroleum to commence or cause to be commenced the drilling of the Second Well may be extended by reasons of Force Majeure, Rig Unavailability or Governmental Delay. If the Declaration of Commerciality is delivered by Syntroleum after the completion of the drilling of the Initial Well, then Syntroleum will drill a Second Well at a location outside of the boundaries of the Aje Field to be selected by Syntroleum in order to test a geological structure within the OML 113 Lease other than the Aje Field. In the event that Syntroleum does not deliver to YFP a Declaration of Commerciality after the Initial Well the location of the Second Well may be drilled at any location selected by Syntroleum on the OML 113 Lease. If Syntroleum fails to commence the drilling of the Second Well within twelve months after the completion of the drilling of the Initial Well as such time period may be extended as provided in this Section 3.2, then Syntroleum shall cease to have any rights or obligations in respect of the OML 113 Lease and shall reassign and re-convey the Assigned Interests to YFP at no cost to YFP.

3.3	Syntroleum may at any time after the completion of the drilling of the Initial Well provide YFP with a Declaration of Commerciality. Production, from the OML 113 Lease shall not commence until a Declaration of Commerciality has been delivered by Syntroleum to YFP.

3.4	Within six months of the plugging and abandonment or temporary abandonment of the Second Well, Syntroleum may at its sole election either (a) terminate its rights under the Agreements and then reassign and re-convey its Assigned Interests to YFP at no cost to YFP; or (b) provide a written declaration to YFP that the OML 113 Lease is provisionally commercial, pay to YFP upon such Notice the Aje Commercial Bonus, and agree to drill the Additional Wells. Each Additional Well will be spudded within twelve months of the plugging and abandonment or temporary abandonment of the previous Additional Well. Within six months of the plugging and abandonment or temporary abandonment of each of the Additional Wells, Syntroleum shall either (i) terminate its rights under the Agreements and then reassign and re-convey its Assigned Interests in the OML 113 Lease; (ii) provide the Declaration of Commerciality to YFP, or (iii) if all three Additional Wells have not been drilled, elect to drill an Additional Well.

3.5	Prior to the execution of the Joint Operating Agreement, Syntroleum, in consultation with YFP, will prepare the OML 113 annual work program and budget and will appear with YFP before the Government as required to maintain the OML 113 Lease in good standing.

ARTICLE 4 – PAYMENTS TO YFP

4.1	No later than January 15, 2005, Syntroleum will provide to YFP the Letter of Credit. In the event that such Letter of Credit is not provided by January 15, 2005 then this Agreement shall terminate and Syntroleum shall have no further rights to participate in OML 113. The Letter of Credit shall provide that in the event that Syntroleum does not spud the Initial Well in accordance with the provisions of, and within the time period provided in Section 3.1 then YFP shall be entitled to receive payment as liquidated damages of ten million dollars (US $10,000,000) by exercising its rights to receive payment under the terms of the Letter of Credit. The Letter of Credit shall provide that it shall terminate upon the abandonment or temporary abandonment of the Initial Well. In the event that Syntroleum fails to spud the Initial Well in accordance with the provisions of Section 3.1 YFP shall provide ten days (10) prior written notice to Syntroleum of its intention to draw on the Letter of Credit. The Letter of Credit shall provide that the spudding, abandonment or temporary abandonment of the Initial Well shall be conclusively evidenced by the delivery to YFP by Syntroleum of a copy of the daily drilling report prepared by the drilling contractor selected by the Operator or Syntroleum indicating the date on which the Initial Well has been spudded, abandoned or temporarily abandoned. Syntroleum will have the right to draw against the Letter of Credit to pay the costs of drilling the Initial Well. If YFP exercises its rights to receive liquidated damages under the Letter of Credit as a result of a failure by Syntroleum to spud the Initial Well within the period provided in Section 3.1 then Syntroleum will, if the Participating Interest has been previously assigned to Syntroleum, reassign and re-convey its Assigned Interests to YFP at no cost to YFP. The only liability Syntroleum shall have to YFP for a failure to spud the Initial Well within the period provided in Section 3.1 is the amount payable under the terms of the Letter of Credit and neither Syntroleum nor Syntroleum International Corporation shall have any further or additional liability to YFP whatsoever.

4.2	Within ten (10) days of the delivery by Syntroleum to YFP of the Declaration of Commerciality, Syntroleum will pay to YFP the Aje Commercial Bonus.

4.3	The Parties shall jointly establish an annual plan in accordance with the provisions of the Joint Operating Agreement and Technical Services Agreement for improving the skills of YFP’s Nigerian personnel. The objective of such annual plan shall be to assist YFP in establishing itself as a fully competent Operator in the Shallow Water Option Area of the

OML 113 Lease in the disciplines associated with the exploration, development and production operations, including the management of such operations, and assisting YFP in complying with the relevant regulations of the Government from time to time as such regulations may apply to the OML 113 Lease. During the period beginning on the Effective Date and ending on the date of first Commercial Production from the OML 113 Lease the budget for such training program shall be not less than seventy-five thousand dollars (US$75,000) per Calendar Year. For the period beginning from the date of the commencement of Commercial Production from the OML 113 Lease the budget for such training program shall be not less than one hundred and fifty thousand dollars (US$150,000). The amounts to be paid for training as provided in this Section 4.3 shall be pro-rated for any period that is less than a full Calendar Year.

4.4	Prior to commencement of Commercial Production from the OML 113 Lease YFP shall provide free of charge to Syntroleum office space in the offices of YFP located at the Yinka Folawiyo Plaza, in Lagos Nigeria reasonably sufficient to house the staff of Syntroleum that are required to undertake the operations required to be performed under the terms of this Agreement and the Joint Operating Agreement. Additionally, YFP shall provide to Syntroleum, such other logistical and office support reasonably necessary to enable the staff of Syntroleum to fully and efficiently perform their activities. During the period beginning on the Effective Date and ending on the Approval Date Syntroleum shall pay to YFP an amount of *** dollars (US$***) per month to reimburse YFP for its costs incurred in maintaining an office to support its activities undertaken with respect to the OML 113 Lease. During the period beginning after the day after the Approval Date and ending on the date of commencement of Commercial Production Syntroleum shall pay to YFP an amount of *** dollars (US$***) per month (paid in advance on the first Day of each month) to reimburse YFP such office costs. After the commencement of Commercial Production Syntroleum shall have no further obligation to make any payment to YFP under this Section 4.4 to reimburse YFP for office costs and on commencement of Commercial Production YFP shall have no further obligation to provide to Syntroleum office space and logistical support under the provisions of this Section 4.4. This Section 4.4 is personal to Syntroleum and its subcontractors and may not be assigned.

4.5	In the event Syntroleum receives a Signature Bonus, then to the extent that there is an Excess Signature Bonus Syntroleum shall pay to YFP *** percent (***) of such Excess Signature Bonus within ten days of the receipt of such amount by Syntroleum. The Parties will make the Prior Cost Adjustment in the event that the aggregate amounts paid to YFP by Syntroleum under this Section 4.5 is less than *** dollars (US$***). The Prior Cost Adjustment, if any, will be made thirty (30) days after the Approval Date.

ARTICLE 5 – SALES OF HYDROCARBONS

5.1	YFP shall have the right to take in kind its Revenue Interest share of Hydrocarbons other than Natural Gas in accordance with the provisions of the Joint Operating Agreement and the lifting provisions contemplated thereby as may be mutually agreed to by the Parties.

5.2	All payments to be made to YFP under this Agreement shall be made in United States dollars by wire transfer in immediately available funds to such bank account as is registered in the name of YFP and is from time to time designated by YFP by Notice to Syntroleum.

5.3	The Parties acknowledge and agree that notwithstanding anything to the contrary in this Article or elsewhere in this Agreement or any implied obligations at law or equity, (i) Syntroleum shall have no obligation to exploit or produce Hydrocarbons from OML 113 which Syntroleum, in its sole discretion, does not consider to have sufficient commercial worth to Syntroleum to warrant exploiting or producing, and (ii) in their relations with each other under or in connection with this Agreement, the Parties shall not be considered fiduciaries. In the event that Syntroleum elects not to declare an accumulation of Hydrocarbons as a Commercial Discovery, the Joint Operating Agreement shall provide to YFP the right on a sole risk basis to exploit and produce the Hydrocarbons from such accumulation of Hydrocarbons.

ARTICLE 6 – TAXES AND WITHHOLDINGS

6.1	Each Party shall be individually responsible for the payment of any income, value added and other taxes assessed by the taxing authorities of the Federal Republic of Nigeria or any other country having or claiming tax jurisdiction over such Party on any payments earned or received by such Party under the provisions of this Agreement and the Joint Operating Agreement. Syntroleum shall have the right, upon Notice to YFP, to withhold from payments due YFP under this Agreement the amount required to be withheld by the country levying or assessing such tax or asserting income tax jurisdiction. In the event that Syntroleum withholds income, value added or other taxes on YFP’s behalf, Syntroleum will provide YFP with information concerning the taxes withheld and a statement in writing setting forth the amount of tax withheld and paid to the tax authorities. The Parties shall retain recognized tax experts to assist the Parties in structuring the activities under this Agreement and the Joint Operating Agreement in order to minimize the taxes that may be imposed and paid by the Parties.

6.2	The benefit of all capital and operating expenditures in respect of Joint Operations on or in respect of any portion of the OML 113 Lease shall be apportioned among the Parties in accordance with their respective Paying Interests from time to time in the OML 113 Lease for the purpose of calculating taxes which are due and payable by either of the Parties to the taxing authorities of the Federal Republic of Nigeria or any other country in respect of such operations. If, in any period during the term of this Agreement, a Party’s Participating Interest exceeds its Paying Interest in the OML 113 Lease, such Party shall assign (and shall be deemed to have so assigned) to the other Party the benefit of all expenditures incurred during such period in respect to the OML 113 Lease, to the extent of the difference between such Party’s Participating Interest share and its Paying Interest share of such expenditures. Notwithstanding the foregoing Syntroleum shall seek advice on the preparation and payment of taxes under the PPTA so as to minimize the Parties’ taxes under the PPTA.

ARTICLE 7 – OTHER RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1.	All costs and expenses incurred by Syntroleum resulting from operations conducted in the OML 113 Lease or in relation to the OML 113 Lease shall be charged to the Joint Account, as defined in the Joint Operating Agreement, and paid by the Parties in accordance with their respective Paying Interests, as determined by reference to Section 2 of this Agreement in respect of such operations in effect at the time such costs and expenses are incurred.

7.2.	The voting interests of the Parties under the Joint Operating Agreement shall be equal to *** to YFP and *** to Syntroleum.

7.3.	Forthwith following the written request of Syntroleum, YFP shall provide or caused to be provided to Syntroleum (at no additional cost or expense to Syntroleum other than the costs incurred by Syntroleum in the reproduction and shipping of same to Syntroleum), originals or copies of all material operational, geological, geophysical, technical, engineering and other data, books, records, contracts, maps, drawings and other information relating to the OML 113 Lease (regardless of form) in the possession or control of YFP. YFP shall have the right to request (at no additional cost or expense to YFP other than the costs incurred by YFP in the reproduction and shipping of same to YFP) copies of all material operational, geological, geophysical, technical, and engineering information relating to the OML 113 Lease (regardless of form) in the possession or control of Syntroleum.

7.4.	YFP, Syntroleum and the International Operator, if any, will form an Area of Mutual Interest covering Benin offshore Blocks 1, 2, 3, and 4 and including the Seme Field and offshore Nigeria Blocks OPL 310, 311, 312, 313 and 314. The parties shall only acquire an interest in any such block by allocating up to *** (***) of such interest to YFP with the remaining balance of such interest allocated to Syntroleum and the International Operator, if any.

ARTICLE 8- REPRESENTATIONS AND WARRANTIES

8.1.	YFP hereby represents and warrants to Syntroleum that:

8.1.1.	YFP is duly incorporated and validly subsisting in its jurisdiction of incorporation.

8.1.2.	YFP has full corporate capacity, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.1.3.	Neither the execution nor delivery of this Agreement nor the performance by YFP of its obligations hereunder will place YFP in breach of (i) any provision of its charter, by-laws or other corporate documents, (ii) any court order, judgement or arbitral award to which YFP is subject, or (iii) the OML 113 Lease or any other agreement, instrument, license or permit to which YFP is a party or is bound.

8.1.4.	YFP and its shareholders and its board of directors have taken all necessary corporate action and proceedings to authorize the entering into, execution, delivery and performance of this Agreement, the Joint Operating Agreement and the Technical Services Agreement.

8.1.5.	The OML 113 Lease (a true and complete copy of which has been provided to Syntroleum) is in full force and effect, in good standing and YFP is the holder of a one hundred percent (100%) legal and beneficial working interest therein, free and clear of all overriding royalty interests, carried interests, net profit interests, mortgages, charges, pledges, liens, pre-emptive rights and other claims or encumbrances other than royalties or other entitlements of the Government pursuant to the laws and regulations of the Federal Republic of Nigeria.

8.1.6.	YFP is and throughout the term of this Agreement shall be (i) a qualified indigenous Nigerian company, (ii) an operator in good standing with the Government, (iii) entitled to receive from the Government the benefits accorded qualified indigenous Nigerian companies, and (iv) qualified to own and hold its interests in the OML 113 Lease as an indigenous Nigerian company.

8.1.7.	No act or omission of YFP nor, to the best of YFP’s knowledge, information and belief, any act or omission of any other party to the Concession has occurred which would or might entitle the Government to terminate the Concession and no notice has been given to YFP or, to the best of YFP’s knowledge, information and belief, to any other party to the Concession by the Government of any intention to terminate the Concession.

8.1.8.	With respect to the OML 113 Lease and YFP’s entitlement to an interest therein there are no unsatisfied judgements or arbitral awards, claims, law suits or proceedings in existence, contemplated or threatened, and no circumstance exists which YFP reasonably believes may give rise to such a claim, law suit or proceeding.

8.1.9.	YFP is the Operator of the OML 113 Lease and all operations on the OML 113 Lease have been performed in compliance with the terms and conditions of the OML 113 Lease and the laws and regulations of the Federal Republic of Nigeria.

8.1.10.	All work programs and financial commitments (whether to the Government, service contractors or otherwise) in respect of the OML 113 Lease in effect on the date of this Agreement have been disclosed in writing to Syntroleum. Other than any work or other obligations which by the terms of such work programs or financial commitments are to be performed or satisfied after the date of this Agreement, there are no outstanding work or other obligations required to be performed or satisfied in respect of the OML 113 Lease.

8.1.11.	All royalties, bonuses, taxes, license fees and other amounts payable by YFP under the terms and conditions of the OML 113 Lease or the laws and regulations of the Federal Republic of Nigeria in respect of the OML 113 Lease have been properly paid in a timely manner or will be so paid when due.

8.1.12.	The accounts, books and records kept by YFP in respect of the OML 113 Lease are true, correct and complete in all material respects and have been kept in a manner consistent with YFP’s past practices and in compliance with the terms and conditions of the OML 113 Lease and the laws and regulations of the Federal Republic of Nigeria.

8.1.13.	No orders, notices or directives have been issued by the Government and no claims have been threatened or made by the Government or any other person or entity in respect of environmental matters (including, without limitation, allegations of environmental contamination, non-compliance with abandonment and reclamation obligations or non-compliance with any applicable laws or regulations pertaining to health, safety and the environment) in connection with the OML 113 Lease and there are no circumstances existing as at the date of this Agreement which YFP reasonably believes may result in any such orders, notices, directives or claims being issued or made.

8.1.14.	Neither YFP nor any of its Affiliates nor any of its or their directors, officers, employees, consultants or agents (individually a “YFP Party”) have made and will not make at any time during the term of this Agreement with respect to the matters provided for hereunder any payments, loans, gifts or promises of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use of any political party, official or candidate or to any other person if such YFP Party knows or knew or should have known or has or had reason to suspect that any part of such payment, loan or gift or promise or offer, would violate the laws or regulations of the Federal Republic of Nigeria or other laws and regulations applicable to any of the Parties or their respective Affiliates. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated representation and warranty and shall furnish documentary support for such response upon request from such other Party.

8.2.	Syntroleum hereby represents and warrants to YFP that:

8.2.1.	Syntroleum is duly incorporated and validly subsisting in its jurisdiction of incorporation.

8.2.2.	Syntroleum has full corporate capacity, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.2.3.	Syntroleum and its parent companies owns one hundred percent of the Syntroleum GTL Process and the Syntroleum GTL Process will produce GTL diesel and naptha.

8.2.4.	Neither the execution nor delivery of this Agreement nor the performance by Syntroleum of its obligations hereunder will place Syntroleum in breach of (i) any provision of its charter, by-laws or other corporate documents, (ii) any court order, judgement or arbitral award to which Syntroleum is subject, or (iii) any agreement, instrument, license or permit to which Syntroleum is a party or is bound.

8.2.5.	Neither Syntroleum nor any of its Affiliates nor any of its or their directors, officers, employees, consultants or agents (individually a “Syntroleum Party”) have made and will not make at any time during the term of this Agreement with respect to the matters provided for hereunder any payments, loans, gifts or promises of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use of any political party, official or candidate or to any other person if such Syntroleum Party knows or knew or should have known or has or had reason to suspect that any part of such payment, loan or gift or promise or offer, would violate the laws or regulations of the Federal Republic of Nigeria or other laws and regulations applicable to any of the Parties or their respective Affiliates. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated representation and warranty and shall furnish documentary support for such response upon request from such other Party.

ARTICLE 9 – SYNTROLEUM GUARANTEE

9.1	Syntroleum International Corporation hereby guarantees to YFP the due performance of Syntroleum’s obligations under Sections 3 and 4 of this Agreement. This guarantee shall be replaced and superseded by a guarantee from the International Operator upon its selection which shall contain the same obligations as the guarantee from Syntroleum International Corporation.

ARTICLE 10 - CONDITIONS

10.1	The obligation of Syntroleum to continue and complete its obligations under this Agreement is subject to satisfaction of the following conditions, which are included for the exclusive benefit of and may be waived only by Syntroleum:

10.1.1.	Syntroleum and YFP shall have entered into the Joint Operating Agreement and the Technical Services Agreement.

10.1.2.	All approvals as are in Syntroleum’s reasonable opinion necessary or advisable shall have been obtained from the Government and third parties in order to carry out the transactions contemplated by this Agreement, the Joint Operating Agreement and the Technical Services Agreement in compliance with all applicable laws and regulations and to effectively assign the Assigned Interests in the OML 113 Lease to Syntroleum together with the benefit of all agreements and rights deemed by Syntroleum to be materially related to such Assigned Interests.

10.2	If, due to the non-fulfilment of any condition included in this Agreement for its benefit, a Party refuses to continue and complete its obligations under this Agreement, such Party shall have no liability to the other Party for refusing to do so; provided, however, that the refusing Party shall have complied with any obligation imposed on it by this Agreement to satisfy or endeavour to satisfy such condition.

10.3	Except with the consent of the other Party, a Party may not waive the date by which any condition in Section 10.1 or Section 10.2 must be satisfied without waiving the entire condition to which such date pertains.

ARTICLE 11 - TERMINATION

11.1	This Agreement shall continue until terminated in accordance with any of the provisions of this Article 11 below:

11.1.1.	This Agreement shall terminate upon a unanimous decision of the Parties to terminate this Agreement.

11.1.2.	This Agreement may be terminated by a Party on Notice for non-satisfaction of any condition included in Article 10 of this Agreement for the benefit of such Party.

11.1.3.	If, with respect to any portion of the OML 113 Lease, Syntroleum surrenders its entire interest therein or withdraws therefrom, this Agreement shall terminate insofar as it relates to such portion of the OML 113 Lease.

11.2	Upon termination of this Agreement with respect to the OML 113 Lease, neither Party shall have any further obligation to the other Party under this Agreement insofar as it relates to such portion of the OML 113 Lease; provided that termination of this Agreement shall be without prejudice to any rights or obligations of the Parties which have accrued as of the date of such termination.

11.3	Notwithstanding termination of this Agreement the Parties shall remain bound by the obligations of Section 5.3 and Articles 12, 14, 15, 16, 18 and 19 of this Agreement.

ARTICLE 12 – INDEMNIFICATION

12.1	YFP shall indemnify and hold harmless Syntroleum from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against Syntroleum or are otherwise suffered or incurred by Syntroleum as a result of, in connection with, or arising directly or indirectly from any act, omission, matter or thing done or omitted to be done which arose, accrued, occurred or was incurred relating to the OML 113 Lease prior to the Effective Date including any liability arising at any time to any third party arising out of or in connection with the abandonment of decommissioning of or otherwise in connection with the wells on the OML 113 Lease identified as the Aje #1 Well and the Aje #2 Well, except that this indemnification shall have no effect if the Aje #1 Well and the Aje #2 Well are used in Joint Operations as such term is defined in the Joint Operating Agreement.

12.2	YFP shall indemnify and hold harmless Syntroleum from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against Syntroleum or are otherwise suffered or incurred by Syntroleum as a result of, in connection with, or arising directly or indirectly from any breach by YFP of its representations, warranties or obligations under this Agreement.

12.3	Syntroleum shall indemnify and hold harmless YFP from and against any and all expenses, damages, claims, losses and liabilities of whatsoever nature or kind (including expenditures for legal fees on a solicitor and his own client basis) which are made or brought by any person or entity against YFP or are otherwise suffered or incurred by YFP as a result of, in connection with, or arising directly or indirectly from any breach by Syntroleum of its representations, warranties or obligations under this Agreement.

ARTICLE 13 – ASSIGNMENT

13.1	Any assignment or transfer by a Party of any of its rights, obligations or interests in this Agreement shall be made in accordance with the provisions of the Joint Operating Agreement concerning assignment and transfer.

ARTICLE 14 - CONFIDENTIALITY

14.1	The terms and conditions of this Agreement shall be regarded as confidential information to be governed by the provisions of the Joint Operating Agreement concerning confidentiality of information.

ARTICLE 15 - GOVERNING LAW AND DISPUTE RESOLUTION

15.1	The substantive law of Nigeria, without regard to any conflicts of laws principles that could require application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim (collectively, a “Dispute”) arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, breach, or termination thereof.

15.2	Any Dispute arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, breach or termination thereof, shall be settled in accordance with the provisions of Article 11 of the Heads of Agreement.

ARTICLE 16 – NOTICES

16.1	Notices required or permitted to be given under this Agreement shall be addressed or sent in accordance with the provisions of Article 16 of the Heads of Agreement.

ARTICLE 17 - ANNOUNCEMENTS

17.1	A Party shall not make any press release or other public announcement concerning this Agreement unless the text of such press release or announcement has been approved in writing by the other Party; provided that such approvals shall not be required if and to the extent such press release or announcement is made in order to comply with any laws, rules or regulations of any government, securities or similar commissions or stock exchanges to which the Party making the press release or announcement is subject.

ARTICLE 18 - REMEDIES CUMULATIVE

18.1	The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law or equity. Any exercise by a Party of any right or remedy for breach of any provision of this Agreement shall not waive or prejudice any other right or remedy to which such Party may be lawfully entitled in respect of such breach.

ARTICLE 19 – CERTAIN DAMAGES EXCLUDED

19.1	Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

ARTICLE 20 - AMENDMENTS

20.1	This Agreement shall only be amended or modified by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

ARTICLE 21 - ENTIRE AGREEMENT

21.1	This Agreement constitutes the entire agreement between the Parties and supersedes all warranties and representations previously made and, except where expressly referenced herein, all previous agreements, arrangements or understandings between the Parties relating to the matters contained herein whether oral or in writing made or dated prior to the date hereof.

ARTICLE 22 - NO WAIVER

22.1	No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

ARTICLE 23 - ENUREMENT

23.1	This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

ARTICLE 24 – FURTHER ASSURANCES

24.1	Each Party shall from time to time hereafter do all such acts and things and execute all such documents and instruments as are reasonably requested by the other Party to more effectively carry out the terms of this Agreement.

ARTICLE 25 – FORCE MAJEURE

25.1	If, as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than any obligation to pay any amount due, to indemnify or to furnish security, then the obligations of such Party will, so far as and to the extent that the obligations are affected by such Force Majeure, be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for such Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure will notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and will keep all Parties informed of all significant developments. Such notice will give reasonably full particulars of the Force Majeure, and also estimate the period of time that the Party reasonably determines it is likely to require to remedy the Force Majeure. The affected Party will use all reasonable diligence to remedy, remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but will not be obligated to settle any labour dispute except on terms acceptable to it and all such disputes will be handled within the sole discretion of the affected Party. For the purposes of this Agreement, “Force Majeure” will mean any act, event or circumstance, whether of the kind described herein or otherwise, which is beyond the reasonable control of the Party concerned and will include, but not be limited to, fire, flood, storm, hurricane, tornado, earthquake or other natural disaster, acts of war (whether declared or undeclared), invasion, sabotage, terrorism or threat of terrorism, riot, civil war, blockade, insurrection, acts of public enemies, non-availability of equipment or personnel, civil disturbances, and strikes, lockouts and other industrial disturbances even if they were not beyond the reasonable control of the Party.

ARTICLE 26 – COUNTERPART EXECUTION AND FAX DELIVERY

26.1	This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original agreement for all purposes; provided that no Party shall be bound by the terms of this Agreement unless and until all Parties have executed a counterpart. Delivery by a Party of an executed counterpart of this Agreement by fax to the other Parties shall constitute sufficient delivery of this Agreement by that Party.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first above written.

YINKA FOLAWIYO PETROLEUM CO. LTD.

By:	/s/ T. B. Folawiyo
Name:	T. B. Folawiyo
Title:	Managing Director

SYNTROLEUM INTERNATIONAL HOLDINGS COMPANY

By:	/s/ John B. Holmes, Jr.
Name:	John B. Holmes, Jr.
Title:	President

SYNTROLEUM NIGERIA LIMITED

By:	/s/ John B. Holmes, Jr.
Name:	John B. Holmes, Jr.
Title:	President

For purposes of Section 9 only,

SYNTROLEUM INTERNATIONAL CORPORATION

By:	/s/ John B. Holmes, Jr.
Name:	John B. Holmes, Jr.
Title:	President

EXHIBIT ‘A’

MAP OF OML 113 LEASE

Not Available

Exhibit “B”

to

Joint Venture Agreement

dated October _, 2004

THIS DEED OF ASSIGNMENT is made the      day of             , 200     BETWEEN YINKA FOLAWIYO PETROLEUM COMPANY LIMITED, a company incorporated in Nigeria and having its registered office at Yinka Folawiyo Plaza, 38 Warehouse Road, Apapa, Lagos (hereinafter called “the Assignor” which expression shall where the context so admits include its successors-in-title and assigns) of the first part and SYNTROLEUM NIGERIA LIMITED, a company incorporated and existing under the laws of the Federal Republic of Nigeria with its registered address at St. Nicholas House, 9th Floor, Catholic Mission Street, Lagos, Nigeria (“Syntroleum”), and [insert name of International Operator’s Nigerian affiliate] a company incorporated and existing under the laws of the Federal Republic of Nigeria and having its registered address at                                                  Nigeria (Syntroleum and                                          are hereinafter collectively called the “Assignees” which expression shall where the context so admits include their respective successors-in-title and assigns) of the other part.

1.	WHEREAS:-

1.	By a letter dated the 3rd day of July 1998, the Ministry of Petroleum Resources granted to the Assignor Oil Mining Lease (OML) 113.

2.	The Assignor has agreed to assign and has agreed to take an undivided percent ( %) interest out of the interest of the Assignor in OML 113 and Syntroleum has agreed to take an undivided percent ( %) interest out of the interest of the Assignor in OML 113, each for valuable consideration.

2.	NOW THIS AGREEMENT WITNESSES AS FOLLOWS:-

1.	FOR GOOD AND VALUABLE CONSIDERATION the Assignor hereby ASSIGNS to the Assignees that percent interest of its interests, rights, privileges, benefits, duties, burdens, and obligations in and under OML 113 set opposite their respective names below:

[Nigerian Affiliate of International Operator]                         %

Syntroleum                                                                                                   %

2.	The Assignees hereby accept the assignments as set out above.

3.	This Deed of Assignment shall be governed by and construed in accordance with the Laws of the Federal Republic of Nigeria

4.	This Agreement shall become effective upon the written consent and approval of the Minister of Petroleum Resources of the Federal Republic of Nigeria, or other duly authorised agent of the Federal Government of Nigeria.

IN WITNESS WHEREOF the parties hereto have caused their Common Seals to be hereto affixed the date and year first above written.

2.1	THE COMMON SEAL

of the within-named

YINKA FOLAWIYO PETROLEUM COMPANY LIMITED

was duly affixed

in the presence of:-

DIRECTOR	SECRETARY

THE COMMON SEAL of
the within-named
2.2 SYNTROLEUM NIGERIA LIMITED

was duly affixed
in the presence of:-

DIRECTOR	DIRECTOR

THE COMMON SEAL of
the within-named
2.3 [AFFILIATE OF INTERNATIONAL OPERATOR]

was duly affixed
in the presence of:-
DIRECTOR	DIRECTOR

This Deed of Assignment is hereby consented to by the Honourable Minister of Petroleum Resources or other duly authorised agent of the Federal Government of Nigeria this                      day of                      2004.

SIGNATURE:

NAME:

POSITION: